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                                   Pacific Telecom, Inc.
                                   805 Broadway
                                   Post Office Box 9901
                                   Vancouver, Washington  98668-8701
                                   206 696-0983

FOR IMMEDIATE RELEASE - NOVEMBER 2, 1994

     Pacific Telecom, Inc. (NASDAQ:PTCM) announced that it has received a proposal from its parent company, PacifiCorp Holdings, Inc., under which PacifiCorp Holdings would acquire the 13 percent minority interest of Pacific Telecom for $28 per share in cash. PacifiCorp Holdings, a wholly-owned subsidiary of PacifiCorp (NYSE:PPW), currently owns the remaining 87 percent of the outstanding common stock of Pacific Telecom.

     Under the terms of the proposal, a newly formed, wholly-owned subsidiary of PacifiCorp Holdings would merge into Pacific Telecom and the holders of the approximately 5.3 million shares of common stock of Pacific Telecom not held by PacifiCorp Holdings would receive cash in the amount of $28.00 in exchange for each share of Pacific Telecom common stock. As a result of the merger, Pacific Telecom would become a wholly-owned subsidiary of PacifiCorp Holdings.

     C.E. Robinson, Pacific Telecom's Chairman, Chief Executive Officer and President said, "I will recommend that the Pacific Telecom Board of Directors form a special committee to review the proposed merger and to respond to the offer. The special committee, once formed, will consider retaining independent counsel, and engaging an investment banking firm to assist in its analysis and to act as its financial advisor in determining the fairness of the offer price."

CONTACT:  Brian M. Wirkkala, Vice President-Treasurer
          James H. Huesgen, Executive Vice President and
          Chief Financial Officer
          Pacific Telecom, Inc.
          805 Broadway, P.O. Box 9901
          Vancouver, WA 98668-8701
          Telephone:  (206) 696-0983